Exhibit 99.8

                          THE UNITED STATES OF AMERICA

                           CERTIFICATE OF REGISTRATION

                               PRINCIPAL REGISTER

     The Mark shown in this certificate has been registered in the United States Patent and Trademark Office to the named registrant.

     The records of the United States Patent and Trademark Office show that an application for registration of the Mark shown in this Certificate was filed in the Office; that the application was examined and determined to be in compliance with the requirements of the law and with the regulations prescribed by the Director of the United States Patent and Trademark Office; and that the Applicant is entitled to registration of the Mark under the Trademark Act of 1946, as Amended.

     A copy of the Mark and pertinent data from the application are part of this certificate.

     This registration shall remain in force for TEN (10) years, unless terminated earlier as provided by law, and subject to compliance with the provisions of Section 8 of the Trademark Act of 1946, as Amended.

                                /s/ James Morgan
            Director of the United States Patent and Trademark Office

                         Requirements for Maintaining a

                        Federal Trademark of Registration


     SECTION 8: AFFIDAVIT OF CONTINUED USE

The registration shall remain in force for 10 years, except that the registration shall be canceled for failure to file an Affidavit of Continued Use under Section 8 of the Trademark Act, 15 U.S.C. 1058, upon the expiration of the following time periods:

     i)   At the end of 6 years following the date of registration.

     ii) At the end of each successive 10-year period following the date of registration.


Failure to file a proper Section 8 Affidavit at the appropriate time will result in the cancellation of the registration,

     SECTION 9: APPLICATION FOR RENEWAL

The registration shall remain in force for 10 years, subject to the provisions of Section 8, except that the registration shall expire for failure to file an Application for Renewal under Section 9 of the Trademark Act, 15 U.S.C. 1059, at the end of each successive 10-year period following the date of registration.

No further notice or reminder of these requirements will be sent to the Registrant by the Patent and Trademark Office. It is recommended that the Registrant contact the Patent and Trademark Office approximately one year before the expiration of the time periods shown above to determine the requirements and fees for the filings required to maintain the registration.

Int. Cls: 12 and 40

Prior U.S. Cls: 19, 21, 23, 31, 35, 44, 100, 103 and 106

                                               Reg. No. 2,740,372
UNITED STATES PATENT AND TRADEMARK OFFICE      Registered July 22, 2003


                                    TRADEMARK
                                  SERVICE MARK
                               PRINCIPAL REGISTER



                                   TRANSBOTICS


NDC AUTOMATION, INC. (DELAWARE CORPORATION), DBA TRANSBOTICS 3400 LATROBE DRIVE, CHARLOTTE, NC 28211-4847

FOR: AUTOMATED GUIDED LAND VEHICLES, NAMELY TRANSPORTATION ROBOTS, IN CLASS 12 (U.S. CLS; 19, 21, 23, 31, 35, AND 44).

FIRST USE 5-25-2001; IN COMMERCE 5-25-2001.

FOR: CUSTOM MANUFACTURE OF AUTOMATIC GUIDED VEHICLE SYSTEMS FOR OTHERS, IN CLASS 40 (U.S. CLS. 100, 103 AND 106).

FIRST USE: 5-25-2001; IN COMMERCE 5-25-2001.

SER. NO. 78-106,305, FILED 2-1-2002

WON TEAK OH, EXAMINING ATTORNEY